UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 29, 2007

IDAHO GENERAL MINES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Idaho

(State or Other Jurisdiction of Incorporation)

000-50539	91-0232000
(Commission File Number)	(IRS Employer Identification No.)

10 N. Post St., Suite 610, Spokane, WA	99201
(Address of Principal Executive Offices)	(Zip Code)

(509) 838-1213

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02               Unregistered Sales of Equity Securities.

On March 29, 2007, Idaho General Mines, Inc. (the “Company”) announced the private placement of units for gross proceeds of $25,000,000, with net proceeds to the Company of approximately $23.5 million before legal and other related expenses.  The Company will issue 7.35 million units at a price of $3.40 per unit.  Each unit will consist of one share of common stock and a warrant to purchase one half of one share of common stock. Each warrant will be exercisable at a price of $5.20 per whole share for a period of one year from the date of closing.  The Units were offered and sold pursuant to exemptions from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), for offers and sales occurring outside the United States, and Rule 506 of Regulation D and Section 4(2) of the Securities Act, as a transaction not involving any public offering. The Company plans to use net proceeds from the financing to continue the permitting and development of the Company’s Mount Hope molybdenum project, for drilling and evaluation work on the Hall-Tonopah molybdenum project, and for general corporate purposes.

Item 7.01               Regulation FD Disclosure.

On March 29, 2007, the Company issued a press release announcing that the Company will host a conference call and webcast to discuss its updates to its projects and financial results for the year ended December 31, 2006 at 4:00 p.m. EDT on Tuesday, April 3, 2007.

Item 9.01

(d)             Exhibits

99.1        Press Release issued March 29, 2007 regarding private placement

99.2        Press Release issued March 29, 2007 regarding conference call and webcast

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDAHO GENERAL MINES, INC.
(Registrant)

Date: April 2, 2007	By:	/s/ Bruce D. Hansen
Bruce D. Hansen
Chief Executive Officer